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                                                                    EXHIBIT 99.1

        MYPRICE DECIDES NOT TO PROCEED WITH AUSTRALIA, NEW ZEALAND LAUNCH

         NORWALK, Conn., December 18, 2000 . . . Myprice Pty. Ltd., the Australian-based company created earlier this year to introduce US-based priceline.com's (Nasdaq: PCLN) buyer-driven commerce platform to Australia and New Zealand, today announced that it will not proceed with its planned entry into the Australian and New Zealand markets.

Equity investors in myprice include SFN Investments, affiliates of Soros Private Equity Partners and Telstra. Under terms of the myprice formation agreement, priceline.com purchased a convertible note. Priceline.com said it expects to recognize a charge in the 4th quarter related to its investment in myprice.

In September 2000, myprice launched its telecommunication services, enabling customers to "name your price for telephone minutes". The launch of its first travel services products was planned for January 2001.

Myprice will contact customers of its telecommunication service over the next week. Customers will have the cost of any unused minutes credited.


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For press information, contact:
Brian Ek at priceline.com  203-299-8167  (brian.ek@priceline.com)


Information about Forward Looking Statements

This press release may contain forward-looking statements. Expressions of future goals and similar expressions including, without limitation, "may," "will," "should," "could," "expects," "does not currently expect," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company's actual results to differ materially from those described in the forward-looking statements: inability to successfully expand the Company's business model both horizontally and geographically; adverse changes in the Company's relationships with airlines and other product and service providers; systems-related failures; the Company's ability to protect its intellectual property rights; the effects of increased competition; losses by the Company and its licensees; any adverse impact from negative publicity and negative customer reaction relating to recent announcements concerning the Company; legal and regulatory risks and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements, please refer to the Company's most recent Form 10-Q and Form 10-K filings with the Securities and Exchange Commission.